Exhibit 99.1

News from

Arch Coal, Inc.

FOR FURTHER INFORMATION:

External Affairs

314/994-2897

FOR IMMEDIATE RELEASE

Paul T. Demzik Joins Arch Coal Leadership Team

as Chief Commercial Officer

ST. LOUIS, Jan. 2, 2019 — Arch Coal, Inc. (NYSE: ARCH) today announced that its board of directors has elected Paul T. Demzik as the company’s chief commercial officer, effective immediately.  Prior to joining Arch, Demzik was head of thermal coal trading at Anglo American for five years and president of Peabody COALTRADE for seven years.  Demzik will report to Paul A. Lang, Arch’s president and chief operating officer.

“We are excited to have Paul join the Arch team,” Lang said.  “He brings a wealth of experience, tremendous expertise in global coal markets and a proven track record of value creation to this important role.  We look forward to Paul’s leadership as we seek to expand our international reach and optimize the value of Arch’s high-quality products in the marketplace.”

In addition to his previous roles at Anglo American and Peabody, Demzik has held leadership positions in trading, marketing and procurement at EdF Trading Limited, Transcor Corporation, Phibro Inc., and Koch Carbon, Inc. during the course of his career.

Paul earned a Bachelor of Science degree in mining engineering from the University of Missouri-Rolla and will be based in Arch’s Saint Louis headquarters.

U.S.-based Arch Coal, Inc. is a top coal producer for the global steel and power generation industries.  Arch operates a streamlined portfolio of large-scale, low-cost mining complexes that produce high-quality metallurgical coals in Appalachia and low-emitting thermal coals in the Powder River Basin and other strategic supply regions.  For more information, visit www.archcoal.com.

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